EXHIBIT 10x

CONFIDENTIAL

STATEMENT OF TERMS RELATING TO THE EMPLOYMENT

Of:       ANDREW FOX-SMITH

Address:           28 Brookville Road

                        Fulham, London SW6 4BJ

As:       Vice-President and General Manager, Asia-Pacific

By:       Stryker UK Limited, Stryker House, Hambridge Road, Newbury, Berkshire RG145EG

This contract sets out the terms and conditions of your employment with the Company and supersedes all previous arrangements or agreements whether oral or in writing between you and the Company in relation to the matters dealt within it.

Commencement and Continuous Employment

Your employment with the Company commenced on December 4, 1998.

Previous employment with Howmedica from February 14, 1994 to December 3, 1998 counts as part of your period of continuous employment with the Company.

Job title and Duties

Your job title is Vice-President and General Manager, Asia-Pacific and you will report to the President of Stryker International, or such other person as may be authorized by the Company and notified to you.

Your main tasks and responsibilities are the overall management of the various operations in Asia.

The Company reserves the right to require you to change your duties, or to require you to perform a different job consistent with your status.

Remuneration

Your remuneration and benefits will be reviewed and set out under a separate cover after the annual performance appraisal in the first quarter of each year.

It is at the sole discretion of the company to pay commissions and/or bonuses normally earned during the period of notice of termination of employment if such notice is given by the employee.

Location

Your normal place of work is such place of business as the Company may reasonably require from time to time.

Hours of Work

Your normal working hours are the normal business hours at your place of work from time to time, together with such additional hours as may be necessary to perform your duties.

Notwithstanding your normal hours of work

You hereby agree that your average working time, including overtime, may exceed 48 hours for each 7 day period of your employment with the Company.  Such agreement shall apply throughout your employment with the Company.  In event that you wish to end such agreement in respect of your average working time, you must give 3 months' notice in writing to the HR Department.

Expense Policy

The Company will reimburse to you all expenses, properly and reasonably incurred by you in the proper performance of your duties, provided that on request you provide the Company with such receipts, invoices or other evidence of actually payment of such expenses as may reasonably be required.

You must comply with the Company's expense policy from time to time.

Annual and Statutory Holidays

You will be entitled to 20 days holiday in addition to the Public Holidays at your place of work.  Vacations are arranged by agreement with your superior.

Sickness, Injury and other Absences

Salaries are paid during absence from work due to sickness or injury under the terms laid out in the Handbook.

In certain circumstances, leave of absence from work may be granted on a paid or unpaid basis if approved by your immediate supervisor or manager.

Pension Scheme

You will be enrolled in an appropriate provident fund scheme subject to its terms and conditions from time to time.

Life Assurance

You will be included in the Life Assurance and Disability schemes operated by the Company.  Life Assurance cover is equal to 4 x annual salary, excluding bonuses and commissions.

Termination of Employment

You must give four weeks' written notice to us to terminate your employment.

The Company is required to give you twelve weeks' written notice of termination.

The Company reserves the right at any time in its absolute discretion to make a payment of basic salary in lieu of all or any part of your entitlement to notice.

In certain circumstances (for example in serious disciplinary or prejudicial matters) the Company has the right to dismiss with out notice.

During notice of termination of employment, whether given by the employer or the employee, the employer reserves the right to refrain from providing any work to the employee and to withdraw from them any authority to act on the employer's behalf and to deny them access to its premises provided always that this clause shall not:-

-         deprive the employee during such notice period of their remuneration and any contractual benefits

-         affect the employer's right to suspend or discipline the employee in accordance with the other terms of this Statement

-         affect the other rights and obligations of either party prior to or during such notice.

Collective Agreements

There are no collective agreements applicable to your employment.

Policy Matters : Grievance, Disciplinary and Job Performance Procedures

The Company's redress of grievances, job performance and disciplinary procedures are all matters of policy, the benefit of which do not form part of your contract of employment with the Company.

If you wish to raise a grievance relating to you employment, this must first be raised with your immediate supervisor or manager.  If you are not satisfied with the reply given, you must follow the procedure in the Employee Handbook.

Data Protection

For the purposes of the Data Protection Act 1998 you consent to the processing of all or any personal data (in manual, electronic or any other form) relevant to your employment by the Company and/or any group company and/or any agent or third party nominated by the Company and bound by a duty of confidentiality.  Processing includes but is not limited to obtaining, recording, using and holding data and includes the transfer of data to any country either inside or outside the EEA.

Governing Law

The contract shall be interpreted and construed in accordance with the laws of England and shall be subject to the exclusive jurisdiction of the English courts.

Please read this Statement of your employment terms and, when you have done so, sign where indicated on the duplicate copy of this statement and return it to the undersigned.

/s/ LINDA DUGGIN

Linda Duggin

For and on behalf of Stryker, Human Resources

I acknowledge receipt of the statement of terms relating to my employment and I agree to abide by the terms and conditions of my employment set out therein.

Signed: /s/ ANDREW FOX-SMITH                Date: January 4, 2002

            Andrew Fox-Smith

Private & Confidential

A Fox-Smith, Esq

28 Brookville Road

Fulham, London SW6 4BJ

UNITED KINGDOM

January 1, 2002

Dear Andrew,

I am pleased to confirm the terms of your secondment from Stryker UK Limited (the "Company") to Stryker Pacific Limited as Vice President and General Manager of our regional office headquartered in Hong Kong.  This position is effective upon successful application of the appropriate work permit and your relocation from the UK to Hong Kong in 2002.  In this role you are responsible for the overall management of the various operations in Asia of Stryker Pacific Limited.  Accordingly, your duties will be carried out in the Asian region.  You will report to the President of Stryker International.

The terms and conditions of your employment with Stryker UK Ltd, together with the policies and procedures set out in the employee handbook, shall remain effective in all respects except as varied by the terms of this letter.  Unless specifically indicated to the contrary, in the event of any inconsistency between the terms set out below and the terms and conditions of your employment with Stryker UK Ltd, the terms set out below shall prevail.

Your remuneration (which the Company will provide or cause to be provided by Stryker Pacific Limited) and the relevant conditions of service applicable to your secondment are as follows:

  Your basic salary will be paid in US$ at the rate of US$250,000 per annum.  Your target bonus for 2002 will be US$100,000.  The details of the bonus scheme will be outlined annually in a separate document.
  You will be provided with suitable accommodation in Hong Kong with a monthly rent not exceeding NK$100,000 during the term of your stay in Hong Kong.  This amount may fluctuate up or down in line with changes in the Hong Kong property market.
  The Company will provide to you, or reimburse you the actual cost of, furnishing accommodations, up to a maximum of US$10,000 at the commencement of your secondment.  The company will arrange your relocation including costs of shipping furniture and personal effects to Hong Kong and, if applicable, back to the UK or mutually agreed location.
  A suitable luncheon club membership, such as The China Club, will be allocated to you for entertaining customers and business associates.  Further, all reasonable efforts will be made to allocate to your spouse a membership of the Ladies' Recreation Club.  In addition, a membership of Hong Kong Golf Club (or a comparable golf club) will be allocated to you during the term of your stay in Hong Kong.
  For each year of your secondment to Hong Kong, the Company will provide a holiday warrant reimbursement not exceeding HK$195,000 for you and your immediate family.  This holiday warrant reimbursement is only available for the reimbursement of payment of air tickets, hotel accommodation and any other incidental expenses.  In the even that the holiday passage claimed by you is less than HK$195,000, you may be eligible for a discretionary annual bonus which will take into consideration the amount of holiday warrant not claimed.
  For the period of your secondment you will be provided with the use of a suitable vehicle in Hong Kong.  All reasonable running costs of the vehicle, including petrol and maintenance, will be met by the Company.
  You will be entitled to four (4) weeks' leave per annum.
  Medical cover will be provided to you and your spouse and will be comparable with the coverage as that presently enjoyed by you and your spouse in the United Kingdom.
  Short Term and Long Term Disability Cover, as well as Life Assurance coverage, will continue to be provided by Stryker UK Limited.
  Pension coverage will be through the Mandatory Provident Fund (MPF) Plan of Stryker Pacific Limited.
  You will be responsible for all tax liabilities arising from the above payments and benefits.  However, the company will make available professional tax services for your annual tax return preparation, and other professional advice in connection with your relocation.
  Subject to the performance of your duties to the entire satisfaction of the company, and to the provisions contained in the Statement of Terms related to your employment fore earlier termination, you are required to work in Hong Kong for a period which is not currently contemplated will exceed 6 years.
  On the termination of the secondment this agreement shall cease to have effect.   For the avoidance of doubt, entitlement to any benefit and/or remuneration provided/payable under this agreement shall automatically terminate with effect from the date of termination, for whatever reason, of this settlement.  Following termination of the secondment the Company shall use all reasonable endeavours to find a position for you elsewhere within its business on terms no less favourable to you that you would reasonably expect to enjoy had you been employed in the United Kingdom during the same period.

Kindly signify that this letter accurately sets out the terms and conditions previously agreed to by signing the enclosed copy of this letter which should be returned in the envelope provided.

Yours sincerely,                                          Agreed and Accepted:

/s/ JOHN BROWN                                    /s/ ANDREW FOX-SMITH                January 4, 2002

John Brown                                                Andrew Fox-Smith                               Date

On behalf of Stryker UK, Ltd.

June 23, 2008

To:             Andrew Fox-Smith

Cc:             Steve MacMillan, Sharon Byrnes

Subj:          Revised Employment Terms

Andrew,

With your new role as President, International, based in Hong Kong, it is appropriate at this time to revise the terms of your assignment package with internal Stryker expatriate practices, as well as better align your total compensation with Stryker's Compensation Philosophy.

This agreement is governed under UK contract law, and is not intended to supersede or modify your UK contract.

The revised assignment package is as follows:

Base Salary:

Effective January 1, 2008, your Base Salary will be at a rate of $400,000 per year.  You will be eligible for a merit increase in January 2009 and each year thereafter.

Target Bonus:

For 2008, your Target Bonus will be $250,000.  You must be employed on December 31, 2008 to be eligible to receive any portion of this bonus.

Housing Allowance:

In 2008, Stryker will pay 100% of basic housing costs, management fees, and taxes.  You will not be required to contribute to a housing norm.  In 2009, Stryker will continue to pay your housing costs, fees and taxes, however, you will be responsible for HKD100,000 of the Housing Norm (50% of the HKD200,000).  In 2010 and each year thereafter, your Housing Norm will increase to HKD250,000 and you will be responsible for 100% in the amount of HKD250,000.  It is expected that you will pay the housing norm in one lump sum at the beginning of each year.

Utilities:

In 2008, Stryker will pay 100% of your utility fees related to your housing in Hong Kong.  In 2009, the Company will pay 50% of your utility fees, and beginning in 2010 and each year thereafter, you will be responsible for all utility fees related to your housing in Hong Kong.

Benefits:

You will receive Medical, Dental, Vision, Life, Accidental Death & Dismemberment, and Disability Insurance.  Coverage is as follows:

•        Medical, Dental and Vision coverage will continue to be provided by Cigna International.

•        Life Insurance will be provided through Prudential PLC at four-times your annual salary without a cap.  Coverage is subject to medical underwriting.  We certify that we will not change the beneficiary on the life insurance policy without your written consent.

•        AD&D coverage will be provided by Prudential PLC.

•        Disability coverage will be provided through HISCOX at 75% of your pre disability salary until age 65.  Coverage is subject to medical underwriting and financial underwriting.

The insurance companies will require a copy of your employment contract.  HISCOX will also require a copy of your tax returns for the last 3 years to certify the history of your income for financial underwriting.  To protect confidentiality, we will require the insurance companies to sign a non-disclosure agreement.

Schooling Allowance:

You will receive a schooling allowance for reasonable costs that exceed HKD75,000 per child per year for your school-aged children grades K-12.  The allowance will be based on the cost differences between a private school in Hong Kong that is academically equivalent with a private school in your home country.

Club Membership:

Stryker will pay the club membership costs for you and your spouse while you are living in Hong Kong.

Home Leave:

You will be provided one (1) home leave per year at the Company's expense for you and your accompanying dependents.

Car Allowance:

You will receive the use of a company paid car consistent with the Pacific division car policy.

Andrew, we are very excited about your recent promotion to President, International, and know you will continue to make significant contributions to the Company.  To acknowledge and accept these assignment terms, please sign, date and return this letter to me.  Please contact me directly if you have any questions about this information.

Best regards,

/s/ MICHAEL W. RUDE

Michael W. Rude

Vice President, Human Resources

I understand and accept the revised assignment package as listed above.

/s/ ANDREW FOX-SMITH                      July 23, 2008

Andrew Fox-Smith                                     Date

February 9, 2009

To:       Andrew Fox-Smith

Re:       Revised Employment Terms

Dear Andrew:

This letter serves as an amendment to your Statement of Terms Relating to the Employment, dated December 4, 1998, the letter amending those terms dated January 1, 2002 and my letter to you setting forth your revised employment terms, dated June 23, 2008 (together, the "Contract").  This agreement is governed by English law and except as expressly stated herein, nothing in this agreement is intended to supersede or modify the terms of your prior written agreements with Stryker UK Limited (the "Company").

In consideration of the extension of your notice period as set out below and the award of stock options to be communicated to you separately, the Contract shall be amended as follows:

Termination of Employment - Notice

Under the paragraph entitled "Termination of Employment - Notice", the first two paragraphs shall be deleted and replaced with the following provisions:

"You are required to provide the Company with six (6) months written notice of termination of your employment.

The Company is required to provide you with six (6) months written notice of termination of your employment (the "Notice Period")."

The remainder of the paragraph entitled "Termination of Employment - Notice" shall continue to apply.

The following paragraphs shall be added to the Contract:

"Duty of Loyalty

You shall use your best efforts and devote all of your business time during your employment with the Company to the performance of your responsibilities to the Company, and shall perform such responsibilities faithfully, diligently and to the best of your abilities.  You agree that you will not be employed or engaged in any other business or undertaking during your employment with the Company and during any notice period, including during any period during which the Company exercises its right to refrain from providing any work to you and to withdraw from you any authority to act on the Company's behalf and to deny you access to its premises following notice to terminate your employment (whether given by you or the Company).

Confidential Information

During your employment with the Company you agree not to disclose, without the Company's express written consent, any of the Company's Confidential Information to any third party or use such Confidential Information for your personal benefit or for the benefit of any third party.  "Confidential Information" means all information developed or used by the Company or its affiliates in the course of its or their business operations, in whatever form, to which you had or will have access during the course of your employment with the Company or any of its affiliates, and which is proprietary to the Company and not disclosed to the public by the Company in the ordinary course of its business or any of its affiliates' businesses or which relates to any third party for which the Company is under an obligation to keep such information confidential.

Severability

The various provisions and sub-provisions of the Contract (as amended) and any other document setting out terms and conditions relating to your employment are severable and if any provision or sub-provision is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions or sub-provisions in the Contract (as amended) or other relevant document."

To acknowledge and accept these terms, please sign, date, and return this letter to me.  Please contact me directly if you have any questions regarding this agreement.

Best regards,

/s/ MICHAEL W. RUDE

Michael W. Rude

Vice President, Human Resources

I understand and accept the revised terms as listed above.

/s/ ANDREW FOX-SMITH                                                      February 18, 2009

Andrew Fox-Smith                                                                    Date

Cc: Steve MacMillan

       Employee file